   [CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT
     HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]


                                                                   EXHIBIT 10.2


                     CANINE HEARTWORM COOPERATION AGREEMENT

THIS AGREEMENT, is entered into as of June 10, 1994 between Paravax, Inc., 2301 Research Boulevard, Suite 110, Fort Collins, Colorado ("Paravax") and Bayer AG, D-51368 Leverkusen, Federal Republic of Germany ("Bayer").

         Whereas Paravax is engaged in the research and development of a vaccine for the prevention of canine heartworm (Dirofilaria immitis) infection;

         Whereas Bayer is interested in providing Paravax with certain funds to support such research and development and to fund a portion of the research and development expenses which Paravax has incurred prior to the date of this Agreement; and

         Whereas in exchange for providing such research and development funding, Paravax is willing to grant Bayer options to obtain certain rights with respect to such canine heartworm vaccine;

Now therefore:

The parties hereto agree as follows:

ARTICLE 1. OVERVIEW

1.1. Overview. This Canine Heartworm Cooperation Agreement (this "Agreement" or this "Cooperation Agreement") is intended to set forth the parameters pursuant to which Bayer and Paravax intend to develop, manufacture and market a vaccine for the prevention of canine heartworm (Dirofilaria immitis) infection. During the initial phases of the Cooperation Agreement, the primary goal shall be the development and preliminary testing of a vaccine for the prevention of canine heartworm infection. As set forth in ARTICLE 3. RESEARCH AND DEVELOPMENT, Paravax will undertake the primary responsibility for attempting to develop and preliminarily testing such a vaccine, and Bayer shall offer Paravax such technical and scientific assistance in this endeavor as Bayer deems desirable and appropriate. Bayer will also provide funding to allow Paravax to perform such research and development and preliminary testing activities. The primary goal of the next stage of the Cooperation Agreement will be to conduct the clinical testing necessary to determine and optimize the safety and efficacy of the vaccine and to obtain the regulatory approvals required to allow its manufacture and marketing. As set forth in ARTICLE 4. CLINICAL TRIALS, Bayer shall determine the scope and nature of such clinical testing, and Bayer and Paravax shall jointly determine how to allocate responsibility for conducting such clinical testing and obtaining such regulatory approvals. Bayer shall provide the funding necessary to allow Paravax to conduct its portion of these responsibilities. As set forth in ARTICLE




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          5. OPTION AND LICENSE, Bayer shall have the option at any time to obtain a license to the technology which Paravax develops pursuant to this Agreement, for certain uses and subject to certain conditions and the payment of certain royalties. As set forth in ARTICLE 6. MANUFACTURE OF CANINE HEARTWORM VACCINE, to the extent that upon the completion of Phase II of the Research Program Paravax has in place a manufacturing facility that is approved by the appropriate regulatory authorities, Paravax shall be entitled to manufacture the Canine Heartworm Vaccine, and to the extent that Paravax does not have such a facility in place, or chooses not to so manufacture the Canine Heartworm Vaccine, Bayer shall manufacture, or have manufactured, the Canine Heartworm Vaccine for sale in the Territory and shall manufacture Canine Heartworm Vaccine for Paravax as required for sale outside the Territory. As set forth in ARTICLE 7. DISTRIBUTION RIGHTS, upon completion of the development and testing of a safe and efficacious Canine Heartworm Vaccine, Bayer shall have the right to enter into a Distribution agreement which shall allow Bayer to distribute the vaccine throughout the world, with certain exceptions.

ARTICLE 2. DEFINITIONS

          For purposes of this Agreement, the terms set forth below shall be deemed to have the meanings indicated:

2.1. Distribution Agreement shall mean he Canine Heartworm Vaccine Distribution Agreement referred to in Section 7. hereof.

2.2. Manufacturing Agreement shall mean the Canine Heartworm Vaccine Manufacturing Agreement referred to in Section 6.2 hereof.

2.3. Paravax Technology shall mean all intellectual property of Paravax as of date of this Agreement and any intellectual property of Paravax developed during the term of this Agreement, to the extent related to the research, development, manufacture or sale of a recombinant live vector vaccine for the prevention of canine heartworm infection, including but not limited to all patents and patent applications with respect to such intellectual property.

2.4 Net Sales shall mean gross receipts from independent, unrelated partes in a bona fide arm's length transactions, less the following deductions: (a) trade and/or quantity discounts actually allowed and taken in such amounts as are customary in the trade; (b) commission paid or allowed to independent brokers and agents; (c) sales and other excise taxes and duties paid, to the extent separately stated on an invoice; and (d) amounts paid to cover transportation costs, to the extent separately stated on any invoice.

2.5 Research Program shall mean the research program for the development of a vaccine



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          for the prevention of canine heartworm infection as set forth on
          Exhibit A hereto, as amended by the parties pursuant to the terms of this Agreement.

2.6. Territory shall mean the entire world, with the exception of Japan and Southeast Asia (which shall be deemed to include Korea, Thailand, Singapore, Taiwan, China, Hong Kong, Malaysia Indonesia, and the Philippines).

2.7 Canine Heartworm Vaccine shall mean a recombinant live vector vaccine for the prevention of canine heartworm (Dirofilaria immitis) infection developed during the term of this Agreement pursuant to the Research Program.

ARTICLE 3. RESEARCH AND DEVELOPMENT

3.1.      Phases of the Research Program. The Canine Heartworm Research
          Program is divided into four Phases, as described on Exhibit A hereto, which will be referred to in this Agreement as Phases I through IV. Phases I and II of the Research Program are primarily concerned with the initial research and development and preliminary testing of the Canine Heartworm Vaccine. Phases III and IV of the Research Program are primarily concerned with the conduct of the clinical testing necessary to determine and optimize the safety and efficacy of the vaccine and to obtain the regulatory approvals required to allow manufacture and marketing, and their performance is addressed in Article 4 of this Agreement.

3.2. Paravax Responsibility, Phases I and II. Paravax shall have primary responsibility for performing Phases I and II of the Research Program. Bayer shall offer Paravax such technical, scientific and other assistance and cooperation for this undertaking as Bayer deems appropriate. Paravax shall use diligent efforts to conduct Phases I and II of the Research Program, with such modifications, additions and deletions as Bayer and Paravax shall reasonably agree upon. Paravax will provide Bayer with reports on a quarterly basis with respect to it progress as to the Research Program. At Semi-annual intervals, these reports will contain significant detail, and Paravax will host semi-annual meetings, as requested by Bayer, to update Bayer personnel as to its progress and plans with respect to the Research Program. Paravax will use diligent efforts to promptly replace any significant personnel who depart from Paravax while working on the Research Program with appropriate personnel who meet reasonable criteria agreed to with Bayer.

3.3. Research and Development Funding. Upon the execution of this Agreement, Bayer shall pay to Paravax a lump sum payment of
          US$[     ]. In addition, eight months, sixteen months and twenty-four months after the date of this Agreement Bayer shall pay to Paravax
          further lump sum payments of US$[     ] each. The total of such lump
          sum payments, US$[       ], shall be deemed to be funding for a
          portion of the research and development expenditures which Paravax has undertaken prior to the



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                                                CONFIDENTIAL TREATMENT REQUESTED

        date of this Agreement. Bayer shall also make an initial advance
        research and development milestone payment of US[    ] to Paravax upon
        the execution of this Agreement. Bayer shall make further research and development funding payments to Paravax as set forth on Exhibit A hereto upon completion of the milestones through the end of Phase II of the Research Program indicated on Exhibit A hereto. The specific dollar amounts set forth herein and on Exhibit A hereto are intended to be net of any withholding required upon transfer of funds to Paravax.

3.4. Unexpected Expenses. To the extent that the expense of completing the Research Program greatly exceeds that contemplated by Paravax at the time this Agreement was entered into, whether due to a change in regulatory requirements or other change in circumstance, Paravax and Bayer shall negotiate in good faith to reach agreement upon a reasonable level of additional research and development funding to be provided by Bayer in order to allow Paravax to complete the Research Program; provided, however, that Bayer shall continue to be entitled to terminate this Agreement pursuant to the provisions of Section 11.2 hereof. The parties agree that Paravax shall not be entitled to any additional research and development funding simply by reason of the fact that the research and development takes longer than Paravax originally contemplated due to delays that are customary for research and development such as the Research Program.

3.5. Bayer Technology. It is contemplated by the parties that Bayer may from time to time, in its discretion, offer Paravax access to certain Bayer proprietary technology which would assist in the development and/or manufacture of the Canine Heartworm Vaccine. In the event that Bayer is willing to offer access to such technology to Paravax, the parties will negotiate in good faith to reach agreement upon reasonable terms and conditions upon which Paravax may make use of such technology for the development and/or manufacture of the Canine Heartworm Vaccine.

3.6. Additional Antigens. Bayer and/or Paravax may from time to time wish to consider adding additional non-heartworm antigens to the Canine Heartworm Vaccine being developed pursuant to this Agreement. In such event, the parties shall cooperatively discuss the costs and benefits of adding such additional antigens and shall negotiate in good faith to reach agreement concerning the wisdom of adding such additional antigens, how to perform the necessary research and development and how this Agreement shall be appropriately amended.

3.7. Full Cooperation. Bayer and Paravax agree to cooperate fully during the term of this Agreement to attempt in good faith to accomplish and enhance the performance of the Research Program, including, among other things, keeping each other fully informed of any possible ancillary technology which would improve the Canine Heartworm Vaccine, such as live vaccine vector technology, which one or the other has, or might be able to obtain, access to, to the extent they are entitled to do so.





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ARTICLE 4. CLINICAL TRIALS

4.1. Phase III and IV of the Research Program. Phase III and IV of the Research Program are primarily concerned with optimizing the safety, efficacy and manufacturing of the Canine Heartworm Vaccine and obtaining the regulatory approvals required to allow its manufacturing and marketing. It is agreed that, as Bayer has greater regulatory experience than Paravax and as Bayer will have responsibility for marketing the Canine Heartworm Vaccine, Bayer will be responsible for designing the regulatory program, including clinical trial protocols, to obtain the required regulatory approvals. Bayer shall complete such design of the regulatory program prior to the completion of Phase II of the Research Program, so that no delay exists between the completion of Phase II of the Research Program and the commencement of Phase III of the Research Program. Once such a regulatory program has been designed, Paravax and Bayer shall jointly determine how to allocate responsibility for conducting Phases III and IV of the Research Program in order to complete such Phases in the most efficient and expeditious manner. To the extent that Paravax is to undertake responsibility for conducting portions of Phases III and IV of the Research Program, Bayer shall provide Paravax in a timely manner with an amount of funding which is sufficient to allow Paravax to reasonably conduct and complete such portions of the Research Program, including amounts necessary to conduct the clinical trials and obtain the regulatory approvals contemplated. Paravax agrees that it shall use diligent efforts to conduct all formal clinical trials in a manner which is satisfactory for regulatory approval, as directed by Bayer.

ARTICLE 5. OPTION AND LICENSE

5.1. Interim License. During the term of this Agreement, Bayer shall have a license to use all Paravax Technology, including all results obtained during the Research Program, and all biological materials created during the Research Program, for purposes of assisting and evaluating the conduct of the Research Program, including designing and conducting the regulatory program referred to in Article 4 hereof, and preparing for and conducting preliminary manufacturing of the Canine Heartworm Vaccine and for all other purposes which are consistent with the provisions of this Cooperation Agreement.

5.2 Option. For a period 180 days after a termination of this Agreement, Bayer shall have an option to acquire a license to use all Paravax Technology to the extent set forth below. The rights to be granted pursuant to such license shall differ depending upon the circumstances under which such option is exercised, as set forth below.

5.3. Exercise upon Completion. In the event that this Agreement terminates upon completion of the Research Program, as set forth in section 11.1 hereof, Bayer shall obtain an exclusive license to use the Paravax Technology to manufacture Canine



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          Heartworm Vaccine for sale in the Territory. Such license shall terminate upon a termination of the Distribution Agreement at the election of Bayer or by reason of a material breach by Bayer. During the term of such license, Paravax shall not grant any other party a license to use the Paravax Technology for the manufacture of any recombinant vaccine for the prevention of canine heartworm infection for sale in the Territory and Paravax will not use the Paravax Technology for the manufacture of any recombinant vaccine for the prevention of canine heartworm infection for sale in the Territory except for sale through Bayer pursuant to the Distribution Agreement. Bayer shall also be entitled to obtain various nonexclusive licenses to use the Paravax Technology for purposes other than a vaccine for the prevention of canine heartworm infection, to the extent Paravax is contractually permitted to grant such licenses. In the event that Bayer elects to obtain such a license, Paravax and Bayer shall negotiate in good faith a reasonable royalty rate and other reasonable terms and conditions for such license.

5.4. Exercise upon Premature Termination caused. by Paravax. In the event that Bayer exercises its option to obtain a license to the Paravax Technology upon the termination of this Agreement pursuant to Section
          11.3 hereof as a result of a breach by Paravax, or upon the termination of this Agreement by Bayer at its election pursuant to
          Section 11.4 hereof as a result of an acquisition of Paravax, Bayer shall obtain an exclusive license to use all of the Paravax Technology to manufacture and sell vaccines for the prevention of canine heartworm infection in the Territory. In such event, Paravax will not use the Paravax Technology to manufacture and/or sell any recombinant vaccine for the prevention of canine heartworm infection in the Territory and will not grant any other party a license to use the Paravax Technology to manufacture and/or sell any recombinant vaccine for the prevention of canine heartworm infection in the Territory; provided, however, that Paravax shall be entitled to use the Paravax Technology in the Territory to manufacture, or have manufactured, a vaccine for the prevention of canine heartworm for sale outside of the Territory. Bayer shall also be entitled to obtain various nonexclusive licenses to use the Paravax Technology for purposes other than a vaccine for the prevention of canine heartworm infection, to the extent Paravax is contractually permitted to grant such licenses. In the event that Bayer elects to obtain such a license, Paravax and Bayer shall negotiate in good faith a reasonable royalty rate and other reasonable terms and conditions for such a license.

5.5. Exercise upon Premature Termination caused by Bayer. In the event that Bayer terminates this Agreement at its election pursuant to Section
          11.2 hereof, Bayer shall be entitled to obtain various nonexclusive licenses to use the Paravax Technology for other than a vaccine for the prevention of canine heartworm infection, to the extent Paravax is Contractually permitted to grant such licenses. In the event that Bayer elects to obtain such a license, Paravax and Bayer shall negotiate in good faith a reasonable royalty rate and other reasonable terms and conditions for such license.



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5.6       Royalty Rates.  The license granted to Bayer pursuant to Section 5.1 hereof shall be royalty free. A license with respect to Canine Heartworm Vaccine granted to Bayer pursuant to Section 5.3 hereof shall provide for the payment of royalties to Paravax of [ ]% of Net Sales of Canine Heartworm Vaccine, other than Canine Heartworm Vaccine which is sold by Paravax to Bayer pursuant to the Distribution Agreement. A license with respect to a vaccine for the prevention of canine heartworm infection granted to Bayer pursuant to
          Section 5.4 hereof shall provide for the payment of royalties to Paravax of [ ]% of Net Sales of any such canine heartworm vaccine. Bayer's obligation to pay any such royalties shall terminate upon the later of (i) the expiration of all of the licensed patents, or (ii) ten years from the first commercial sale of a licensed product by or on behalf of Bayer. In the event that any royalty and/or license fee is required to be paid to any third party with respect to the use, manufacture of sale of Canine Heartworm Vaccine, other than any amounts which Paravax is contractually obligated to pay as of the date of this Agreement, such expense shall be borne equally by Paravax and Bayer. Paravax and Bayer shall jointly decide to undertake any contractual commitment to pay any such license fee or royalty with respect to the manufacture or sale of Canine Heartworm Vaccine. Paravax shall be solely responsible to bear the cost of any license fee or royalty which Paravax is contractually obligated to pay as of the date of this Agreement.

5.7. License Agreements. At any time, upon the request of Bayer, Bayer and Paravax shall negotiate in good faith the form of the license agreement for any license to be granted to Bayer pursuant to this
          Article 5. Such license agreement shall contain the substantive terms described in this Article 5, together with such other reasonable and customary terms as the parties shall agree upon. Such license agreement shall be subject to appropriate decreases in royalties upon the expiration of patents. Such license agreement shall also provide for Paravax to provide Bayer with reasonable assistance and documentation in order to facilitate Bayer's permitted use of the Paravax Technology.

ARTICLE 6. MANUFACTURE OF CANINE HEARTWORM VACCINE

6.1. Manufacturing Source. To the extent that upon the completion of Phase II of the Research Program Paravax owns, or leases pursuant to a long term lease, a manufacturing facility which has been approved by the United States Department of Agriculture or, if applicable, the United States Food and Drug Administration which allows Paravax to produce Canine Heartworm Vaccine for which regulatory approval or clearance for sale can be obtained in a specific country in the Territory, the parties shall proceed as though Paravax shall manufacture the Canine Heartworm Vaccine for distribution in that country by Bayer pursuant to the Distribution Agreement. To the extent that upon the completion of Phase II of the Research Program Paravax does not have such an approved manufacturing facility which allows it to produce Canine Heartworm Vaccine for which regulatory approval or clearance for sale can be



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          obtained in a specific country, the parties shall proceed as though
          Bayer shall manufacture the Canine Heartworm Vaccine for distribution in that country by Bayer pursuant to the Distribution Agreement. Paravax may elect to forego or cease manufacture of Canine Heartworm Vaccine at any time, provided that Paravax gives Bayer adequate notice to allow Bayer, or a third party, to prepare for the manufacturing requirements of producing the Canine Heartworm Vaccine for, as applicable, Phases III ans IV of the Research Program and/or manufacture for commercial sale. After the commencement of Phase III of the Research Program, Paravax shall have no right to regain from Bayer the right to manufacture the Canine Heartworm Vaccine; however, Bayer agrees that is shall favorably consider any such request made by Paravax. In the event that Paravax elects to forego or cease manufacture of the Canine Heartworm Vaccine, Bayer shall be entitled to manufacture all of Bayer's requirements for Canine Heartworm Vaccine pursuant to the license described in Section 5.3 above.

6.2 Manufacturing Agreement. In the event that Paravax does not manufacture any Canine Heartworm Vaccine, as described in Section 6.1 hereof, Bayer and Paravax shall enter into a Manufacturing Agreement pursuant to which Bayer shall manufacture, or have manufactured, the Canine Heartworm Vaccine for Paravax for sale outside of the Territory and sell such Canine Heartworm Vaccine to Paravax at a reasonable price to be agreed upon by Paravax and Bayer. Such Manufacturing Agreement shall include such other reasonable and customary terms as the parties shall agree upon, consistent with the terms of this Cooperation Agreement.

ARTICLE 7. DISTRIBUTION RIGHTS

7.1. Distribution Agreement. Upon Bayer's decision to file for regulatory approvals for a Canine Heartworm Vaccine, Bayer and Paravax shall enter into a Canine Heartworm Vaccine Distribution Agreement. Such Distribution Agreement shall include the substantive terms described in Articles 7,8,9 and 10 of this Cooperation Agreement, together with such other reasonable and customary terms as the parties shall agree upon, consistent with the terms of this Cooperation Agreement. The terms of such Distribution Agreement shall be perpetual, subject to termination by Bayer at its election or termination by Bayer or Paravax as a result of a breach by the other party.

7.2. Grant of Rights. During the term of the Distribution Agreement, Bayer and its affiliated companies shall have the exclusive right to distribute Canine Heartworm Vaccine in the Territory. Bayer and its affiliated companies shall be entitled to distribute the Canine Heartworm Vaccine both directly and through distributors. Bayer shall use diligent efforts during the term of the Distribution Agreement to promote, market, distribute and sell Canine Heartworm Vaccine in the countries in the Territory listed on Exhibit B hereto. Bayer shall have no obligation to promote, market, distribute or sell Canine Heartworm Vaccine in any portion of the Territory



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          in which it is not commercially reasonable to do so.

7.3. Competing Products. Other than Canine Heartworm Vaccine, and any other vaccine licensed from and/or developed by Paravax, Bayer shall not directly, or through any subsidiary or affiliated corporation, sell in the Territory any vaccine for the prevention of canine heartworm infection during the term of the Distribution Agreement. Bayer also agrees that neither it nor any subsidiary or affiliated corporation shall directly or indirectly solicit sales of Canine Heartworm
          Vaccine for use in any animal other than domestic canines.

7.4. Additional Territories. In the event that a Paravax relationship for the distribution of Canine Heartworm Vaccine with an existing partner terminates as to any portion of the world not included in the Territory, Paravax agrees that, before entering into a relationship with any new partner for the distribution of the Canine Heartworm Vaccine in such portion of the world, it will first offer Bayer the option to obtain distribution rights for the Canine Heartworm Vaccine in that portion of the world upon reasonable terms and conditions and will negotiate in good faith with Bayer with respect to such reasonable terms and conditions if Bayer is interested in obtaining such rights.

ARTICLE 8. PURCHASE OF CANINE HEARTWORM VACCINE

8.1. Purchase Obligation. To the extent that Paravax is entitled to be the manufacturing source for Canine Heartworm Vaccine in some or all of the Territory, pursuant to the provisions of Section 6.1 hereof, the Distribution Agreement shall provide that Bayer will purchase from Paravax all quantities of Canine Heartworm Vaccine to be sold by it or on behalf of it pursuant to the Distribution Agreement in such portions of the Territory. Bayer's obligation to purchase Canine Heartworm Vaccine from Paravax shall terminate in the event that Paravax consistently fails to provide in a timely manner the Canine Heartworm Vaccine which Bayer orders pursuant to the terms of the Distribution Agreement or in the event that Paravax elects to cease or forego manufacture of the Canine Heartworm Vaccine pursuant to
          Section 6.1 hereof. To the extent that Paravax manufacturers Canine Heartworm Vaccine, the terms set forth in this Article 8 shall be incorporated in the Distribution Agreement for purposes of Bayer's purchases of such Canine Heartworm Vaccine.

8.2. Transfer Price. The per dose price at which Bayer shall purchase Canine Heartworm Vaccine from Paravax pursuant to the Distribution Agreement shall be equal to the sum of (i) [

                ], (ii) [               ], and (iii) [

                                ]. To the extent that Paravax and Bayer are
          unable to agree upon the price at which [           ] would
          manufacture the Canine Heartworm Vaccine, Paravax



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          and Bayer shall agree upon [

                                                              ] for the
          manufacture of the Canine Heartworm Vaccine in those quantities which Bayer reasonably expects to purchase Canine Heartworm Vaccine in the upcoming year. Upon [


                          ] for purposes of the calculation of the transfer price payable to Paravax. In addition, Paravax and Bayer will discuss increases to this price in good faith on a yearly basis in order to compensate Paravax for increases in the costs of raw materials, labor and other manufacturing expenses.

8.3. Shipment. All prices and shipments shall be F.C.A. Paravax's Fort Collins, Colorado location, and risk of loss or damage shall pass to Bayer on delivery to a common carrier. Bayer shall pay, or reimburse Paravax for, the amount of any sales, use, excise or similar taxes and all expenses of clearing customs and duties associated with importing or exporting the Canine Heartworm Vaccine purchased from Paravax for sale by or on behalf of Bayer within the Territory.

8.4. Packaging. Bayer shall supply the art work and language for all labels, packaging, product inserts and related items. Bayer shall bear any expense, including discarded materials, resulting from any change in such packaging, labeling, inserts or art work requested by Bayer. Bayer shall market the Canine Heartworm Vaccine using Bayer's tradenames, trademarks, logos and trade dress; however, to the extent the Canine Heartworm Vaccine is manufactured by Paravax, Bayer's name as distributor and Paravax's name as manufacturer shall receive equal prominence in the descriptive materials.

8.5. Forecasts and Purchase Orders. In order to assist Paravax in planning its production schedule for the Canine Heartworm Vaccine, Bayer shall, no later than last day of each calendar quarter, provide Paravax with a good faith forecast of the Canine Heartworm Vaccine that Bayer expects to purchase during each of the following four calendar quarters. The amounts so forecast for the immediately following two quarters shall be deemed to be a noncancellable order for delivery during such quarter; provided, however, that Bayer shall not be obligated to purchase more than 75 % of the amount so forecast for the second such quarter. Any additional amounts to be purchased by Bayer shall be purchased by written purchase order submitted to Paravax. Paravax shall not be obligated to accept any purchase order which provides for delivery in less than 90 days from the date of its receipt. Paravax shall be entitled to establish economically reasonable minimum quantities for individual deliveries in light of production expenses.

8.6. Payment. Payment for Canine Heartworm Vaccine shall be due in full thirty (30) days



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          from the date of receipt of invoice, which shall be on or after the date of shipment. Accounts outstanding more than thirty (30) days will be subject to a monthly charge at the rate of one and one half percent (1.5 %) per month, or the maximum permitted by law, whichever is less.

8.7. Warranty. Paravax will warrant that the Canine Heartworm Vaccine supplied by Paravax will be free from defects in manufacturing and workmanship, and will conform to agreed upon standards and specifications, during the shelf life indicated by Paravax for such Canine Heartworm Vaccine (the "Warranty Period"), provided that the Canine Heartworm Vaccine is maintained under the storage conditions defined by Paravax. Any Canine Heartworm Vaccine which is found to be defective during the Warranty Period may be returned for replacement. Bayer agrees to report to Paravax any suspected product defect or customer complaint. Paravax shall have the right to decide to recall any or all of the Canine Heartworm Vaccine, and Bayer agrees to comply with any recall procedures for such Canine Heartworm Vaccine decided on by Paravax. There shall be no remedies for defective Canine Heartworm Vaccine other than those expressly set forth herein, and Paravax will make no other warranties of any kind, express or implied, with respect to Canine Heartworm Vaccine. Paravax will, however, bear any producer liability to third parties with respect to any Canine Heartworm Vaccine manufactured by Paravax, to the extent imposed by applicable law.

ARTICLE 9. PATENT INDEMNIFICATION

9.1. Infringement Defense. Paravax and Bayer will jointly defend any claim, suit or proceeding brought against Bayer and/or Paravax to the extent it is based upon a claim that the Canine Heartworm Vaccine sold by Bayer or on behalf of Bayer pursuant to the Distribution Agreement infringes upon any patent or trade secret rights of any third party. Bayer and Paravax agree that they shall promptly notify the other in writing of any such claim or action and give the other full information and assistance in connection therewith. Paravax and Bayer shall jointly control the defense of any such claim or action and the settlement or compromise of any such claim or action. Paravax and Bayer will jointly pay all damages, costs and expenses paid in settlement or finally awarded to third parties against Bayer and/or Paravax for such claim or in such action. If the Canine Heartworm Vaccine is, or in Paravax's or Bayer's opinion might be, held to infringe as set forth above, Paravax and Bayer shall jointly determine whether to replace or modify such Canine Heartworm Vaccine so as to avoid infringement, or procure the right for Bayer and Paravax to continue the manufacture, use and resale of such Product. Paravax and Bayer shall also jointly determine how the expense of any replacement, modification or procurement of rights shall be borne by Paravax and Bayer. If neither of such alternatives is commercially reasonable, any infringing Canine Heartworm Vaccine held by Bayer and purchased from Paravax shall be returned to Paravax and Paravax's sole liability, in addition to its obligation to pay damages, costs and expenses as set forth above, shall be to refund the amounts paid for such returned Canine Heartworm Vaccine by Bayer, and Paravax shall have no further obligation to supply Canine Heartworm Vaccine to Bayer pursuant to the Distribution Agreement.

9.2. Limitation. Paravax will have no liability for any claim of infringement arising as a result of Bayer's use of the Canine Heartworm Vaccine in combination with any items not supplied by Paravax, any modification of the Canine Heartworm Vaccine by Bayer or third parties, or, in the event that Bayer manufactures the Canine Heartworm Vaccine, any manufacturing process used by Bayer. THE FOREGOING STATES THE ENTIRE LIABILITY OF PARAVAX TO BAYER OR ANY PURCHASER OR USER OF CANINE HEARTWORM VACCINE CONCERNING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT AND TRADE SECRET RIGHTS.

ARTICLE 10. PATENTS

10.1. Ownership of Inventions. As between the parties, all rights to inventions or discoveries invented or discovered jointly by Paravax and Bayer under this Cooperation Agreement shall be jointly owned. Each party shall have the right to use such inventions and discoveries for such purposes as it shall deem appropriate, upon agreement with the other party as to appropriate and reasonable compensation for uses other than those contemplated by this Agreement; provided, however, that to the extent set forth in the Distribution Agreement, Bayer shall have the sole right to distribute Canine Heartworm Vaccine in the Territory. As between the parties, all rights to inventions or discoveries invented or discovered solely by Paravax under this Cooperation Agreement shall belong to Paravax. Bayer shall have no rights with respect to such inventions or discoveries other than the rights to enter into the license agreements and the Distribution Agreement, as set forth herein. As between the parties, all rights to inventions or discoveries invented or discovered solely by Bayer under this Cooperation Agreement shall belong to Bayer.

10.2. Patent Filings. During the term of this Cooperation Agreement and the Distribution Agreement, Paravax shall consult with Bayer as to all patent filings and other patent actions related to the Canine Heartworm Vaccine. Paravax and Bayer shall make such patent filings, and take such other actions with respect to patent filings, as they jointly determine are appropriate, using counsel selected by Paravax and consented to by Bayer, which consent will not be unreasonably withheld.

10.3. Patent Enforcement. During the term of the Distribution Agreement, Bayer shall have the right to bring actions to enforce any patent rights held by Paravax with respect to the Canine Heartworm Vaccine against infringement in the countries in the Territory in which Bayer has the right to distribute the Canine Heartworm Vaccine pursuant to the Distribution Agreement. Paravax shall provide such assistance and cooperation in connection with such enforcement actions as Bayer shall reasonably request. In the event that Bayer elects not to enforce any such patent rights, Paravax may, but is not obligated to, bring actions with respect to such infringement, and Bayer shall provide such assistance and cooperation in connection with such actions as Paravax shall reasonably request. Bayer shall not settle or compromise any such action which it brings to enforce any patent with respect to the Canine Heartworm Vaccine without Paravax's consent, which consent will not be unreasonably withheld. Where such an enforcement action has been brought by Bayer, Bayer shall maintain the litigation at its own expense and shall keep any judgment and award arising from such action. Where such an enforcement action has been brought by Paravax, Paravax shall maintain the litigation at its own expense and shall keep any judgments and awards arising from such action.

ARTICLE 11. TERM AND TERMINATION

11.1. Term. The term of this Agreement shall commence on the date first set forth above and shall end on the earlier of the date upon which this Agreement is terminated pursuant to the provisions of this Article 11 or upon the completion of the Research Program.

11.2. Bayer Termination. Bayer shall have the right to terminate this Agreement upon any anniversary of the date hereof, beginning with the second such anniversary (but not before payment of the twenty-four month lump sum payment due pursuant to Section 3.3 hereof), upon written notice given not less than 90 days prior to such anniversary. In the event that Bayer elects to so terminate this Agreement, Paravax shall repay all amounts paid by Bayer pursuant to this Agreement at a rate of [
                                                                ] of any
          vaccine for the prevention of canine heartworm infection developed by Paravax based on the work conducted pursuant to the Research Program during the term of this Agreement. Paravax's obligation to make such payments to Bayer shall not commence until after the completion of the second full calendar year in which such a vaccine has been marketed in the Territory, and such payments shall only be made with respect to Net Sales of such vaccine which take place after the completion of such second full calendar year.

11.3. Termination for Breach. Either party shall have the right to terminate this Agreement upon written notice if

          (a) the other party is in breach of any material provision of this Agreement and such breach has not been remedied within 30 days after written notice of such breach has been given; or

         (b) the other party enters into liquidation, whether compulsory or voluntary, or has a receiver appointed as to all or any part of its assets, or takes or suffers any similar action in consequence of debt.

11.4. Paravax Acquisition. Bayer shall have the right to terminate this Agreement upon written notice to Paravax given within ninety (90) days of any acquisition of Paravax by a third party, whether by merger or sale or other transfer of a substantial majority of the assets of Paravax. In the event that Bayer elects to so terminate this Agreement, Bayer shall, upon the request of Paravax, provide reasonable assistance to aid Paravax in satisfying its contractual obligations with respect to the supply of vaccines for the prevention of canine heartworm infection for sale outside of the Territory.

11.5. Paravax Termination. Paravax shall not have the right to unilaterally terminate this Agreement; provided, however, that in the event that Paravax determines that it is unlikely that the Research Program can be successfully completed, Paravax and Bayer shall negotiate an appropriate termination of this Agreement.

ARTICLE 12. CONFIDENTIALITY

12.1. Confidential Information. It is agreed that during the term of this Agreement Paravax and Bayer may each disclose certain Confidential Information to the other for purposes of furthering or evaluating progress under this Agreement. The term "Confidential Information" for these purposes shall include all technical, business, financial, or marketing information which one party (the "Disclosing Party") discloses to the other party (the "Receiving Party"), except any portion of such information which:

          a. is now or later made known to the public through no default by the Receiving Party of its obligations under this Agreement;

          b. the Receiving Party can show was in its possession prior to disclosure by the Disclosing Party;

          c. is rightfully received by the Receiving Party from a third party without any accompanying secrecy obligation; or

          d. is independently developed by the Receiving Party by persons who neither had access to Confidential Information of the Disclosing Party nor received direction from persons who had access to Confidential Information of the Disclosing Party.

12.2. Confidentiality Obligation. A Receiving Party agrees to hold in confidence and not disclose to any third parties any of the Confidential Information of the Disclosing Party without the prior consent of the Disclosing Party; provided, however, that to the extent required in order to obtain regulatory approval, a Receiving Party may disclose such Confidential Information to the appropriate regulatory authorities. A Receiving Party agrees to limit any disclosure of the Confidential Information only to those of its employees and outside professional advisors who have a need to know and who are bound by confidentiality obligations, and to advise such persons of the Receiving Party's obligations under this Agreement. A Receiving Party further agrees to use Confidential Information received from the other party only for purposes of furthering or evaluating progress under this Agreement. Any tangible materials that contain any Confidential Information shall be returned to the Disclosing Party promptly upon request, and any portions of any memoranda, reports or documents created by the Receiving Party which contain any Confidential Information shall be destroyed upon the request of the Disclosing Party; provided, however, that the Receiving Party may keep a single copy of all such tangible materials for purposes of demonstrating compliance with the provisions of this Agreement.

12.3. Confidentiality of Agreement. In addition, neither party will disclose to any third party, other than with the prior written consent of the other party, the terms and conditions of this Agreement, except as may be required by applicable law, regulation or court order. The provisions of this Article 12 shall survive any termination of this Agreement for a period of ten (10) years.

ARTICLE 13. MISCELLANEOUS

13.1. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Paravax and Bayer; however, neither Paravax nor Bayer shall be entitled to assign its rights and obligations under this Agreement without the express written consent of the other. Notwithstanding the immediately preceding, such consent shall not be required for an assignment of the rights and obligations of Paravax or Bayer to a wholly owned subsidiary or which takes place as part of an acquisition of Paravax, whether by merger or sale or other transfer of substantially all of the assets of Paravax; provided, however, that nothing in this Section 13.1 shall be deemed to limit the rights of Bayer pursuant to the provisions of Section
          11.4 hereof.

13.2. Relationship of Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties. The relationship between Bayer and Paravax shall be strictly that of sponsor and researcher. Bayer, its officers, agents and employees, shall under no circumstances be considered the agents, employees or representatives of Paravax, and Paravax, its officers, agents and employees, shall under no circumstances be considered the agents, employees or representatives of Bayer. Bayer shall not have the right to enter into any contracts or binding commitments in the name of or on behalf of Paravax in any respect whatsoever, and

          Paravax shall not have the right to enter into any contracts or binding commitments in the name of or on behalf of Bayer in any respect whatsoever.

13.3. Notices. Notices required hereunder shall be deemed properly given upon hand delivery (including professional courier such as Federal Express) to the addresses set forth below, or to such other address as a party shall have given notice of in accordance herewith.

                  Paravax:                  Paravax, Inc.
                                            2301 Research Boulevard, Suite 110
                                            Fort Collins, CO 80526
                                            Attn: President

                  Bayer:                    Bayer AG
                                            Geschaftsbereich Veterinar
                                            VT-F/Leitung
                                            D-51368 Leverkusen
                                            Germany
                                            Attn: Prof. Dr. H. Thomas

13.4. Force Majeure. Neither party shall be liable for any failure to perform any of its obligations hereunder (other than the payment of money) which results from act of God, the elements, fire, flood, component shortages, force majeure, riot, insurrection, industrial dispute, accident, war, embargoes, legal restrictions or any other cause beyond the control of such party.

13.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas, without regard to its provisions concerning the applicability of the laws of other jurisdictions.

13.6. Arbitration. Should any dispute, controversy or difference of opinion arise between the parties hereto out of or in relation to or in connection with this Agreement, or the breach thereof, the parties shall first endeavor to reach an amicable resolution thereof. Should the parties fail to reach such an amicable resolution, any such dispute, controversy or difference of opinion shall be resolved by arbitration in accordance with the arbitration rules of the International Chamber of Commerce, then in force, by one or more arbitrators appointed in accordance with such rules. Any such arbitration shall be held in Kansas City, Missouri if requested by Bayer, and in Leverkusen, Germany if requested by Paravax, and all proceedings shall be held in the English language. Any award rendered shall be final and binding upon the parties. Judgement upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be.

13.7. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.8. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and may only be amended by a writing signed by both parties.

13.9. Titles and Headings. The titles or headings, articles, sections or paragraphs set forth in this Agreement have been inserted merely to facilitate reference and shall have no bearing upon the interpretation of any of the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf as of the date first set forth above.

                                 PARAVAX, INC.


                                 By /s/ DAVID F. CAIN
                                   ---------------------

                                 Title President
                                      ------------------

                                 BAYER AG


                                 By /s/ H. THOMAS
                                   ---------------------

                                 Title Head of Research
                                      ------------------
                                       BG Animal Health

        CANINE HEARTWORM VACCINE RESEARCH & DEVELOPMENT PLAN: EXHIBIT A

[






















































                                                               ]

[



























































                                            ]

[
















































                 ]

                                  EXHIBIT B
                                      TO
                    CANINE HEARTWORM COOPERATION AGREEMENT

                           UNITED STATES OF AMERICA



                      CANINE HEARTWORM VACCINE TIMETABLE


-------------------------------------------------------------------------------
                                       Year 1      Year 2      Year 3
-------------------------------------------------------------------------------
               PHASE 1
-------------------------------------------------------------------------------
         TASK
-------------------------------------------------------------------------------
[





































                                                                              ]

                           CANINE HEARTWORM VACCINE
                      PHASE I/II MILESTONES AND PAYMENTS



----------------------------------------------------------------------------------------------------------
                       Milestones                                  Mos.               PAYMENT BY
                                                                                     ($000 OMITTED)
----------------------------------------------------------------------------------------------------------
                                                                              Performance(1)  Milestones(2)
----------------------------------------------------------------------------------------------------------
     UPFRONT                                                        0               0            600
----------------------------------------------------------------------------------------------------------
[








































                                                                                                         ]

   1 Payment upon completion of the time (month) listed if performance level is acceptable.
   2     Payment upon successful achievement of milestone, independent of time.
   3     Payment upon fulfilling criteria of Milestone 6.

                                   Exhibit B
                                      to
                      Canine Heartworm Cooperation Agreement


              United States of America